Exhibit 21.0

SUBSIDIARIES OF

ICF INTERNATIONAL, INC.

NAME	JURISDICTION OF INCORPORATION/ ORGANIZATION
ICF Consulting Group, Inc.	Delaware
ICF Consulting Pty, Ltd.	Australia
ICF Consultoria do Brasil, Ltda.	Brazil
ICF Consulting Canada, Inc.	Canada
CommentWorks.Com Company, L.L.C.	Delaware
ICF Associates, L.L.C.	Delaware
(d/b/a ICF Consulting Associates in Washington)
ICF Consulting Services, L.L.C.	Delaware
ICF Emergency Management Services, LLC	Delaware
ICF Incorporated, L.L.C.	Delaware
(d/b/a ICF (Delaware), L.L.C. in Arizona)
(d/b/a ICF Consulting, L.L.C. in California)
(d/b/a ICF, L.L.C. in Michigan)
(d/b/a ICF (Delaware), L.L.C. in Missouri)
(d/b/a ICF Delaware in New York)
(d/b/a ICF, L.L.C. in Texas)
(d/b/a ICF, L.L.C. in Virginia)
ICF Information Technology, L.L.C.	Delaware
ICF Program Services, L.L.C.	Delaware
ICF Resources, L.L.C.	Delaware
Systems Applications International, L.L.C.	Delaware
ICF Services Company, L.L.C.	Delaware
ICF Consulting India Private Ltd.	India
ICF/EKO	Russia
ICF Consulting Limited	U.K.
Caliber Associates, Inc.	Virginia
(d/b/a Caliber Associates, Inc of Virginia in Washington)
Synergy, Inc.	Washington, D.C.
(d/b/a Synergy Defense Systems, Inc. in Alabama, Nevada, Virginia and Wisconsin)
(d/b/a DC Synergy, Inc. in California, Florida and New Jersey)
(d/b/a Synergy Systems Inc. in Oklahoma)
(d/b/a Synergy, Inc. (DC) in Utah)
Advanced Performance Consulting Group, Inc.	Maryland
Energy and Environmental Analysis, Incorporated	Virginia
Z-Tech Corporation	Maryland
Simat, Helliesen & Eichner, Inc.	Delaware
Kurth & Co., Inc.	Nevada
The Center for Airport Management LLC	Oregon
SH&E Limited	U.K.